Exhibit 10(11)

Layne Christensen Company
Corporate Staff Incentive Compensation Plan

Section I.  Purpose of the Plan.

Layne Christensen Company (hereinafter referred to as the "Company") has previously adopted the Layne Christensen Company Corporate Staff Incentive Compensation Plan (the "Plan") to effect a program of making annual awards to those corporate staff employees of the Company who, in the judgment of the administrative committee of this program (the "Committee") have made significant contributions to the Company during the most recent fiscal year.  The purpose of this program is to provide additional incentive for such corporate staff employees to promote the best interests and most profitable operation of the Company.

The existence of the Plan shall not be in lieu of or otherwise affect or be affected by any other compensation plan or arrangement of the Company.

Section II.  Administration.

The Plan shall be administered by the Committee.  The Committee shall consist of at least three disinterested persons appointed by the Board of Directors of the Company.  During the one year period prior to the commencement of service of a Committee member on the Committee, such member shall not have participated in, and while serving and for one year after serving on the Committee, such member shall not be eligible for participation in, the Plan.

The Committee shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan.

Decisions made by the Committee in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Committee shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.

Section III.  Participation.

Any corporate staff employee of the Company who is approved for inclusion in the Plan by the Committee shall participate in the Plan and shall hereinafter be referred to as a "Participant"; provided, however, that no participant in the Layne Christensen Company Executive Incentive Compensation Plan shall be eligible to participate in this Plan.  At such time as the Committee approves an individual employee for inclusion in the Plan, it shall designate whether such employee will participate as a member of Group I, Group II, Group III, Group IV, Group V or Group VI.

Section IV.  Selection of Targets.

As soon as practicable after the commencement of each fiscal year the Committee shall establish one or more performance targets, which collectively shall constitute the "Target" hereunder, upon which the incentive compensation of each Participant shall be calculated for such fiscal year.  If more than one performance target is selected for the Target, the Committee shall assign relative calculation weights to each performance target in determining the Target.  Incentive compensation awards hereunder for each Participant are to be based on that Participant's performance during that fiscal year as compared to the Target.  The Target may vary among Participants at the sole discretion of the Committee.

Section V.  Determination of Amount of Award.

Subject to the last paragraph of this Section V, the amount of the incentive compensation award for a fiscal year shall be equal to a percentage (the "Base Salary Percentage") of a Participant's annual regular salary (as determined by the Committee) as of the beginning of the fiscal year for which the Target is established (the "Base Salary").  The Base Salary Percentage shall be determined as follows:

GROUP I

If 100% of the Target is achieved, then the Base Salary Percentage shall be 50%.  If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 100%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

GROUP II

If 100% of the Target is achieved, then the Base Salary Percentage shall be 40%.  If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 80%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

GROUP III

If 100% of the Target is achieved, then the Base Salary Percentage shall be 25%.  If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 50%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%;   provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

GROUP IV

If 100% of the Target is achieved, then the Base Salary Percentage shall be 20%.  If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 40%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%;   provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

GROUP V

If 100% of the Target is achieved, then the Base Salary Percentage shall be 15%.  If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 30%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%;   provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

GROUP VI

If 100% of the Target is achieved, then the Base Salary Percentage shall be 7.5%.  If more than 100% of the Target is achieved, then for each 1% increase above Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 15%.  If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

ILLUSTRATION

The percentage of the Target achieved and the corresponding Base Salary Percentage are illustrated as follows:

		Group I	Group II	Group III	Group IV	Group V	Group VI
Percentage of
Target Achieved
		Base Salary	Base Salary	Base Salary	Base Salary	Base Salary	Base Salary
		Percentage	Percentage	Percentage	Percentage	Percentage	Percentage

130		58	58	36.25	29	21.75	10.875
120		52	52	32.5	26	19.5	9.75
110		46	46	28.75	23	17.25	8.625
Target 100		50	40	25	20	15	7.5
90		22.5	22.5	22.5	18	13.5	6.75
80	or less	0	0	0	0	0	0

Notwithstanding the foregoing, the amount of the incentive compensation award for a fiscal year may be increased or decreased in the sole discretion of the Committee by an amount not greater than one third of the incentive compensation award which would be determined under the preceding provisions of this Section V if 100% of the Target were achieved.

Section VI.  Method of Payment.

The incentive compensation award will be paid in cash, common stock of the Company, or a combination of both, in the sole discretion of the Board of Directors.

Section VII.  Termination of Employment or Change in Award Level

In the event a Participant's employment with the Company terminates (for reasons other than retirement, disability or death) said termination being instituted by the Participant or by the Company for cause, prior to the close of a fiscal year, such Participant shall not be entitled to any incentive compensation award for that fiscal year.

In the event a Participant's employment with the Company terminates, said termination being by the Company without cause or on account of retirement, disability or death, prior to the close of a fiscal year, such Participant shall be entitled to the incentive compensation award set forth in Section V, pro-rated as of the date of termination.

If a Participant becomes eligible to participate under the Plan as of a date other than the beginning of a fiscal year (by reason of commencement of employment or otherwise), then such Participant's incentive compensation award for the fiscal year in which he or she becomes eligible to participate shall be calculated by prorating the award by the number of days (based on a 365 day year) for which such Participant was a Participant under the Plan.  If at the beginning of a fiscal year the Participant is in one Group under the Plan, and during the fiscal year the Participant is assigned to a different Group, the Participant's incentive compensation award for that fiscal year shall be calculated by prorating the award by the number of months for which the Participant was a member of each Group.

Section VIII.  Miscellaneous.

There shall be deducted from each cash payment made under the Plan the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment.  A Participant receiving common stock hereunder shall be required to pay to the Company the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such common stock.

Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall obligate the Company with respect to the duration of employment of any employee.

A Participant's rights and interests under the Plan may not be assigned or transferred.  In the case of a Participant's death, payment of the Participant's incentive compensation award shall be made to the Participant's designated beneficiary or beneficiaries, or in the absence of such designation, by will or the laws of descent and distribution.

The Board of Directors of the Company may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board may deem advisable; provided, however, that no such amendment shall be effective to modify or change any right or obligation with respect to any award of incentive compensation theretofore made by the Committee.

SECTION IX.  Effective Date.

The Plan, as amended, shall be effective as of February 1, 2010.

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